Exhibit 10.2

5 Giralda Farms • Madison, NJ 07940

January 15, 2018

Mr. Matthew M. Walsh

[redacted]

Dear Matt,

We are pleased to offer you employment with Allergan plc in the position of Executive Vice President & Chief Financial Officer. In this position, located in Madison, NJ, you will report to Brent Saunders, Chairman, President and Chief Executive Officer and be a key member of our executive leadership team (ELT) and integral to the overall performance of Allergan.

The total remuneration package you will receive for your contribution to the success of Allergan is set forth below.

Annual Base Salary:	Your annual base salary will be $800,000 (less applicable taxes, withholdings, and deductions), paid biweekly.

Annual Incentive:	You will be eligible to participate in the Company’s Annual Incentive Plan (AIP). Your target bonus will be $825,000. Awards under the AIP are based on Corporate and individual performance. Your 2018 performance-year bonus will be pro-rated based on your date of hire.

Long-Term Incentives:

You are eligible to participate in the Company’s Long-term Incentive Plan. Your annual target grant value is $3,000,000 and will consist of a mix of performance share units (PSUs) and restricted stock units (RSUs). This mix is subject to change in future years.

Pursuant to the terms of our special ELT compensation program, you will receive at the time of hire a long-term incentive award with a grant date value of $6,000,000, which is intended to cover your annual target grant value for 2018 and 2019 (i.e., you will not receive another long-term incentive award in 2019). Seventy-five (75) percent of your award, or $4,500,000, will be in the form of PSUs that will vest in two equal installments, on December 31st of 2020 and 2021, subject to the achievement of specified R&D milestones and total shareholder return goals. Twenty-five (25) percent, or $1,500,000, of your award will be in the form of RSUs that will vest in five equal installments on each anniversary of the grant date.

Total Direct Compensation:	With the compensation elements described above, your annual Total Direct Compensation opportunity will be $4,625,000.

Transformation Incentive Award:

As a member of the ELT you will also be eligible for a one-time award under the Transformation Incentive Plan (TIP). The award payout will be based on the achievement of total shareholder return goals.

Your target TIP award is $2,500,000, with a maximum award of $5,000,000. The award, if earned, will vest and become payable in cash in two equal installments following completion of the performance period (December 31, 2018). The first installment will vest on December 31, 2018 and be paid within

Matt Walsh – January 15, 2018

75 days of that date. The second installment will vest on December 31, 2019 and be paid within 30 days of that date.

Sign-on Cash Bonus:

You will receive a sign-on cash bonus of $1,400,000 (less applicable taxes, withholdings and deductions) payable in two installments. The first installment of $700,000 will be paid within thirty (30) days of your employment commencement date and the second installment of $700,000 will be paid (less applicable taxes) within thirty (30) days following one year of employment with us. In the event the Company terminates your employment for any reason other than for cause, any portion of the sign-on cash bonus that was unpaid at the time of such termination will become immediately payable to you, provided, that you sign a release of claims in favor of the Company.

In the event you should voluntarily resign within twenty-four months of your employment commencement date, you will be required to repay the total amount of any sign-on bonus that has been paid to you.

Sign-on Equity Award:

You are eligible to receive a sign-on equity award valued at $2,100,000, with 100% in the form of RSUs. The actual number of RSUs will be based on the closing price of Allergan’s common stock on the grant date. This award will vest in four equal installments on each anniversary of the grant date, subject to your continued employment through each vesting date. All equity awards are subject to the terms of this offer, the commencement of your employment and the terms of the Company’s current incentive award plan.

In the event the Company terminates your employment for any reason other than for cause, any RSUs granted as part of this sign-on award that are unvested at the time of such termination will continue to vest in accordance with their original terms as if you had remained employed with the Company through each vesting date, provided, that you sign a release of claims in favor of the Company.

Employee Benefits:	Subject to the eligibility and other requirements, terms and conditions of the various benefit policies and plans that we maintain, you will receive certain employee benefits such as: Medical, Vision, and Dental (Indemnity/PPO) Plans as of the first day of your employment, Flexible Spending Accounts, Short and Long-Term Disability, and Life Insurance under Allergan’s plans. You will also be eligible to participate in our 401(k) Plan, which includes a Company match component (subject to IRS dollar limitations).

Executive Deferred Savings Plan:	Additionally, you will be eligible to participate in the Executive Deferred Savings Plan (EDSP). The EDSP provides you with the opportunity to defer receipt of a portion of your salary and/or bonus on a pre-tax basis, outside the IRS dollar limitations that constrain contributions to the Company’s tax qualified 401(k)Plan. You will first be eligible to enroll in the EDSP during the December 2018 enrollment window for deferral of 2019 compensation.

Executive Financial Planning:	As a member of ELT, you are eligible to participate in the Allergan Executive Financial Planning Program. This program provides you with reimbursement of up to $10,000 annually toward eligible personal financial planning services, subject to the terms and conditions of the program.

Severance:	As a member of ELT, you will participate in the Allergan plc, 2017 Executive Severance Plan (the “Severance Plan”). Pursuant to the Severance Plan terms in effect as of the date hereof, you will be eligible for severance protection in the event your employment is terminated without cause in the amount of 1.5 times the sum of your annual base salary and target bonus. If such termination is in

Matt Walsh – January 15, 2018

connection with a change in control of the Company, your severance will be increased to an amount equal to 2.5 times the sum of your annual base salary and target bonus. Plan terms and severance benefit levels remain subject to change at the Company’s sole discretion.

Paid Time-off/Holiday Policy:	In accordance with our Executive paid time-off (PTO) policy, you are not provided a fixed number of PTO days, but instead you may take PTO as needed, subject to the needs of the business. You will also be eligible for Company holidays per the Company’s policy.

This offer of employment and any subsequent employment by Allergan and its subsidiaries are contingent upon, among other things: receipt of your signature on the offer letter, receipt of a signed and dated original of the enclosed Mutual Agreement to Arbitrate Claims and Agreement for Protection of Company Information, receipt of proof of your legal eligibility to work in the United States, and completion of satisfactory background checks and drug screening. We suggest not to alter your current employment status until we advise that the above contingencies have been successfully completed and we confirm your start date with Allergan.

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Matt Walsh – January 15, 2018

If you wish to accept this offer of employment, please sign this letter within three business days.

Matt, we believe you will be an excellent addition to Allergan and look forward to your favorable response. We are confident of the value you will bring to our organization, and the many contributions you will make to our ongoing success. We very much look forward to having you join us!

Please visit www.welcometoallergan.com to access additional information about your benefits, payroll, Company policies and required forms to complete for your first day. Please enter the User name: [redacted] and Login password: [redacted]

If you have any questions regarding any component of your overall offer package, please contact me at [redacted].

Sincerely,

/s/ Karen L. Ling
Karen L. Ling
EVP & Chief Human Resources Officer
Allergan plc

I have read the above terms and conditions and, by signing, do accept this contingent employment offer as outlined above and, further, acknowledge that my employment will be at-will. This offer will expire three (3) business days from the date of this letter. At Allergan, employment is at-will. This means that I have the right to terminate my employment with Allergan at any time and for any reason, with or without cause or advance notice, and Allergan reserves that same right. Allergan also has the right to demote or discipline an employee, or alter the terms of employment, at any time. Accordingly, employment is by mutual consent of the employee and the Company, and not for any specified term.

AGREED AND ACCEPTED BY:

/s/ Matthew Walsh	1/30/2018
Matthew Walsh	Date

Matt Walsh – January 15, 2018

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